Exhibit 99.1

Press Release

W&T Offshore Announces Underwriters’ Exercise of

Over-Allotment Option For Shares of Common Stock

HOUSTON — August 9, 2006 — W&T Offshore, Inc. (NYSE: WTI) today announced that the underwriters for the recently completed public offering by W&T Offshore have exercised their over-allotment option to purchase an additional 1.275 million shares of W&T’s common stock. The sale of the additional shares by the Company will increase the net proceeds received by the Company, after estimated offering expenses from the offering, by approximately $40.2 million. W&T Offshore intends to use the net proceeds from the offering and over-allotment shares to finance a portion of the cash consideration related to the Kerr-McGee transaction and for general corporate purposes.

Lehman Brothers, Jefferies & Company and Morgan Stanley served as joint book-running managers for the offering. A written prospectus and records relating to the offering may be obtained from the offices of Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Fax (631) 254-7268 or by e-mail at monica_castillo@adp.com; Jefferies & Company, Inc. at 520 Madison Ave., 12th Floor, New York, New York 10012, (212) 284-2011 or by e-mail at csmall@jefferies.com; and Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, (866) 718-1649 or by e-mail at prospectus@morganstanley.com.

The shares were offered pursuant to an effective shelf registration statement that W&T Offshore previously filed with the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market position and conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, prospects unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 (www.sec.gov).

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